Exhibit 22

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                          NUCLEAR REGULATORY COMMISSION


NIAGARA MOHAWK        )                 Docket Nos. Unit 1-50-220, Unit 2-50-410
POWER CORPORATION     )                 Operating License Nos. DPR-63, NPF-69


               REQUEST FOR CONSENT TO INDIRECT TRANSFER OF CONTROL
                  OVER THE NINE MILE 1 AND 2 OPERATING LICENSES
              IN CONNECTION WITH CREATION OF A NEW HOLDING COMPANY

I.   INTRODUCTION

     Niagara Mohawk Power Corporation ("NMPC" or the "Company"), pursuant to 10 C.F.R. ss. 50.80, hereby requests Nuclear Regulatory Commission ("NRC" or the "Commission") consent to the indirect transfer of control over NMPC's interest in Operating License Nos. DPR-63 and NPF-69 (collectively, the "Operating Licenses") for, respectively, Unit No. 1 ("Nine Mile 1") and Unit No. 2 ("Nine Mile 2") (collectively, the "facilities") of the Nine Mile Point Nuclear Power Station located in Scriba, New York. NMPC is a 100% owner of Nine Mile 1 and a 41% co-owner of Nine Mile 2. NMPC operates both facilities. Commission approval is necessary in order to allow the creation of a new holding company structure for NMPC. The restructuring will not affect NMPC's position, responsibility or commitment as owner and operation of the facilities. NMPC respectfully submits that the proposed indirect transfer of control over the Operating Licenses is consistent with applicable provisions of law, Commission regulations, and Commission orders and will not affect NMPC's qualifications as a licensee. Accordingly, the request should be granted.

II.  DESCRIPTION OF THE NEW HOLDING COMPANY STRUCTURE

     Under the proposed holding company structure, NMPC will become a wholly-owned subsidiary of a new holding company, Niagara Mohawk Holdings, Inc. ("Holdings"), a New York corporation. Each share of NMPC's common stock will be exchanged for one new share of Holdings common stock. NMPC's outstanding preferred stock will not be exchanged but will continue as shares of NMPC's preferred stock. The corporate restructuring will result in a change in the identity of the direct holder of NMPC's common stock, but no change in the beneficial owners of that equity, who will merely exchange their NMPC shares for shares in Holdings. The corporate restructuring is more fully described in the Form S-4 Registration Statement for Niagara Mohawk Holdings, Inc. with Amendments, dated May 29, 1998, a copy of which is attached hereto as Exhibit 1. NMPC common shareholders approved the corporate restructuring as their Annual Meeting on June 29, 1998.


III. BACKGROUND

     NMPC is a registered public utility incorporated under the laws of New York State. NLMPC is engaged principally in the generation, purchase, transmission, distribution, and sale of electricity and the purchase, distribution, sale, and transportation of gas. Nine Mile 1 and 2 are among the electric generating facilities owned by NMPC. NMPC supplies electricity at both retail and wholesale.






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


     NMPC utility operations are subject to regulation by the New York Public Service Commission (the "NYPSC") pursuant to New York's Public Service Law (the "PSL"). The NYPSC's jurisdiction includes supervision over NMPC's retail rates. Further, NMPC is a "public utility" as defined in Section 201(e) of the Federal Power Act, 16 U.S.C. Sec. 824(e). NMPC sells electric energy at wholesale to, and transmits electric energy in interstate commerce for, other electric utilities under rate schedules and tariffs approved by the Federal Energy Regulatory Commission ("FERC"). By virtue of the regulatory authority exercised by these agencies over NMPC's rates for electricity, NMPC is an "electric utility" as defined in 10 C.F.R. Sec. 50.2.


     In addition to its utility operations, NMPC owns an unregulated subsidiary, Opinac North American, Inc. ("Opinac NA"), which, in turn, owns Opinac Energy Corporation,1/ Plum Street Enterprises, Inc. and Plum Street Energy Marketing (a subsidiary of Plum Street Enterprises) (collectively, the "non-utility subsidiaries"), which participate principally in energy-related services. Canadian Niagara Power Co., LTD ("CNP") is owned 50% by Opinac Energy Corporation. CNP owns a 99.9% interest in Canadian Niagara Wind Power Company Inc. and Cowley Ridge Partnership, respectively, which together operate a wind power joint venture in the Province of Alberta, Canada. NMPC also has several other subsidiaries including NM


------------------------

1/   Opinac  Energy  Corporation  is an exempt  holding  company  under  Section
3(a)(5) of the Public Utility Holding Company Act of 1935. Opinac Energy Corporation, 52 S.E.C. Docket 1475 (1992).

Uranium Inc., NM Holdings, Inc., Moreau Manufacturing Corp., Beebee Island Corp., and NM Receivables Corp. II.


     Subject to the approval of NMPC shareholders and various regulatory approvals, including the approval of this Commission, NMPC proposes to form the holding company structure discussed above, whereby NMPC will become a subsidiary of Holdings, a New York corporation. As part of the proposal, certain of NMPC's non-utility subsidiaries will be transferred to Holdings. The resulting corporate structure will more clearly separate NMPC's regulated and non-regulated businesses. This separation is consistent with federal and state initiatives for the restructuring of the electric utility industry.2/


     It is also consistent with a Settlement Agreement (the "Settlement"), dated October 10, 1997, among the Staff of the NYPSC, NMPC, and other parties which provides for fundamental changes to the structure of NMPC's business. Among other things, the Settlement calls for NMPC to divest all of its hydro and fossil generation assets. NMPC's nuclear assets will remain part of its regulated business. NMPC will continue to distribute electricity through its transmission and distribution systems, but, by the end of 1999, all of NMPC's customers will be able to choose their electricity supplier in a competitive market.



--------------------

2/   E.g., Order No. 888: Promoting  Wholesale  Competition  Through Open Access
Non-Discriminatory Transmission Services By Public Utilities, 75 F.E.R.C. Para. 61,080 (1996), reaff'd and clarified, Order No. 888-A, 78

                                                  (footnote continued next page)

     Electric rates will be unbundled into separate charges for transmission, distribution, customer service, electric supply, and a non-bypassable competitive transition charge (the "CTC"). NMPC's nuclear costs will be subject to cost-of-service regulation. Finally, the Settlement allows NMPC to form, at its election, the holding company structure discussed herein. The Settlement was approved by the NYPSC on March 20, 1998.3/ The Settlement is more fully described in the Settlement Order, a copy of which is attached hereto as Exhibit 2.


     More generally, the holding company structure will enable Holdings to engage in unregulated businesses without obtaining the prior approval of the PSC, thereby enabling Holdings to pursue unregulated business opportunities in a timely manner. Under the new corporate structure financing of unregulated activities of Holdings and its non-utility subsidiaries will not require PSC approval. In addition, the capital structure of each non-utility subsidiary may be appropriately tailored to suit its individual business. Also, under the holding company structure, Holdings, would not need PSC approval to issue debt or equity securities to finance the acquisition of the stock or assets of other companies. The ability to raise capital for acquisitions without prior PSC approval should allow competition on a level basis with other potential acquirers, some of which are already holding companies. Under a holding company structure, the issuance of debt or equity securities by Holdings to finance the acquisition of stock or assets


---------------------

(footnote continued)

F.E.R.C.  Para.  61,220 (1997);  NYPSC Opinion 96-12,  Cases 94-E-0952,  et al.,
Opinion and Order  Regarding  Competitive  Opportunities  for  Electric  Service
(1996).

3/   Niagara Mohawk Power Corp.,  Cases 94-E-0098 and 94-E-0099, et al., Opinion
and Order Adopting Terms of Settlement Agreement Subject to Modification and Conditions (1998) (the "Settlement Order").

of another company should not adversely affect Niagara Mohawk's capital devoted to and available for regulated utility operations.


     The holding company structure separates the operations of regulated and unregulated businesses. As a result, it provides a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk from unregulated to regulated lines of business. A holding company structure also is preferred by the investment community because it makes it easier to analyze and value individual lines of business. Moreover, the use of a holding company structure provides legal protection against the imposition of liability on regulated utilities for the results of unregulated business activities. In short, the holding company structure is a highly desirable form of conducting regulated and unregulated businesses within the same corporate group.


IV.  EFFECT OF NEW HOLDING COMPANY STRUCTURE

     The transfer of direct common equity ownership of NMPC to Holdings involves a change of legal ownership of NMPC and, therefore, a technical change in the control of NMPC and its interest in the Operating Licenses, which transfer of control is subject to prior consent of the Commission. See 42 U.S.C. ss. 2234 and 10 C.F.R. ss. 50.80(a). The corporate restructuring will have a minimal effect on the underlying ownership of NMPC because the existing shareholders of NMPC will continue to control NMPC indirectly, and NMPC will continue to hold the Operating Licenses.

     After the corporate restructuring, NMPC will continue to be an electric utility engaged in the transmission, distribution and, through Nine Mile 1 and 2, the generation of electricity. NMPC will continue to be the owner of Nine Mile 1 and the co-owner of Nine Mile 2 and will continue to operate both facilities. No actual transfer of the ownership interest in Nine Mile 1 and 2 or the Operating Licenses will be effected by the corporate restructuring. Further, NMPC will continue to recover the costs of owning and operating the plants on a modified cost-of-service basis through the non-bypassable CTC and will continue to be regulated by the NYPSC and the FERC. Thus, pursuant to 10 C.F.R. ss. 50.80(c), the corporate restructuring will not affect NMPC's qualifications as a licensee for Nine Mile 1 and 2, will not affect the status of NMPC as an "electric utility," and is otherwise consistent with applicable provisions of law, Commission regulations, and Commission orders.


V.   REGULATORY APPROVALS

     The proposed corporate restructuring requires the approval of the NYPSC, the SEC pursuant to the Public Utility Holding Company Act of 1935 and the FERC. The Settlement, which includes a description of the corporate restructuring, has been approved by the NYPSC in the Settlement Order. Concurrent with the filing of this Application, NMPC is filing applications with the FERC and the SEC for approval to effect the proposed corporate restructuring. Additionally, a compliance filing with the NYPSC will be required consistent with the

Settlement and the Settlement Order. No similar application is required to be filed with any other State or federal regulatory body.


VI.  NUCLEAR REGULATORY COMMISSION REVIEW

     To assist the NRC in its review of this request, NMPC is providing information with respect to the following areas which have been the focus of the NRC's review in prior cases involving the creation of holding companies over NRC licensees:

     1. The new holding company structure will not impair NMPC's ability to carry out its responsibilities under its NRC licenses, or otherwise affect the financial health of NMPC.


     The corporate restructuring will not have an adverse impact on NMPC's ability to fulfill its responsibilities under its NRC licenses. Specifically, the corporate restructuring will not adversely affect the ability of NMPC to meet its financial obligations with respect to the facilities' future operating and capital requirements or to meet its funding obligations with respect to the eventual nuclear decommissioning of the facilities.


     The NRC recently addressed the future restructuring of the electric utility industry and voiced concerns that NRC licensed entities continue to have access to adequate funds so that funds are available for safe reactor operation and the
payment  of   decommissioning   costs.  E.g.,

Final Policy Statement on the Restructuring and Economic Deregulation of the Electric Utility Industry, 62 Fed. Reg. 44071 (1997).


     With respect to both financial qualification reviews for operating license applicants and decommission funding assurance reviews, the NRC has distinguished between an "electric utility" and other licensees. As defined in 10 C.F.R. Sec. 50.2, an "electric utility" is an entity that generates or distributes electricity the costs of which are recovered by rates set by the entity itself or by a separate regulatory authority. Investor-owned utilities, such as NMPC, are included within the meaning of "electric utility." The underlying rationale for different treatment is that rate regulators typically allow an electric utility to recover prudently incurred costs of generating, transmitting and distributing electric services.


     The NRC recently proposed revisions to the definition of "electric utility" in its proposed rulemaking regarding Financial Assurance Requirements for
Decommissioning Nuclear Power Reactors, 62 Fed. Reg. 47588 (1997). The Commission proposed to revise its definition of "electric utility" to introduce additional flexibility prior to the deregulation of the electric industry. The Commission noted that the key component of the revised definition is that a licensee's rates are established either through cost-of-service mechanisms or through other non-bypassable charge mechanisms, such as the CTC proposed under the NMPC/NYPSC Settlement.

     The corporate restructuring will not change the status of NMPC as an "electric utility," as defined in 10 C.F.R. ss. 50.2. After the holding company structure is complete, NMPC will retain its nuclear assets and will continue to be a public utility subject to regulation by the NYPSC with respect to, among other things, its retail rates. NMPC will continue to recover the costs of owning and operating the plants on a cost-of-service basis. In addition, FERC will continue to regulate NMPC's transmission and wholesale electric rates. Thus, NMPC will remain an "electric utility," as defined in both the Commission's current and proposed regulations. With regard to the divesture of NMPC's non-nuclear generating assets, which will be effected by auction, and in accordance with Commission practice, NMPC agrees to notify the Commission 60 days in advance of any transfer of assets having a depreciated book value exceeding ten percent (10%) of NMPC's consolidated net utility plant, as recorded on NMPC's book of accounts. The transfer of such generating assets has already been approved by the NYPSC in the Settlement Order.


     2.  The new  holding  company  structure  will  not  adversely  affect  the
         management   of   NMPC's   nuclear    operations   or   its   technical
         qualifications.


     The new holding company structure retains NMPC as a discrete and separate entity. No responsibility for nuclear operations within NMPC will be changed by the corporate restructuring. Officer responsibilities at the holding company level will be primarily administrative and financial in nature and will not involve operational matters relating to Nine

Mile 1 and 2. After the corporate restructuring, NMPC will continue to be responsible for the facilities' day-to-day operations and the technical qualifications required by the Operating Licenses. No NMPC nuclear management positions will be changed as a pre-requisite or direct result of the corporate restructuring.


     3. The new holding company structure will not result in NMPC becoming owned, controlled or dominated by an alien, a foreign corporation, or a foreign government.


     At the time the restructuring becomes effective, Holdings will become the sole holder of NMPC's common stock, and the current holders of NMPC's common stock will become holders of the common stock of Holdings on a share-for-share basis. Therefore, immediately following the implementation of the holding company structure, the common stock of Holdings will be owned by the previous holders of NMPC's common stock in the same proportions in which they held NMPC's common stock. Based upon currently available information, shares of NMPC's common stock held in foreign accounts represent less than 0.1 percent (0.1%) of the total outstanding shares of NMPC. Further, all members of the Boards of Directors of NMPC and Holdings will be United States citizens. Thus, the corporate restructuring will not result in NMPC being owned, controlled or dominated by foreign interests.

VII. THE NEW HOLDING COMPANY STRUCTURE WILL HAVE NO SIGNIFICANT ENVIRONMENTAL EFFECT

     As discussed above, the new holding company structure will have no significant effect on the operation of Nine Mile 1 and 2. There will be no physical or operational changes to the facilities as a result. It will not affect the qualifications or the organizational affiliation of the personnel who operate and maintain the facilities. Further, it will not increase the probability or consequences of accidents, no changes will be made in the types of effluents that may be released offsite, and there will be no significant increase in the allowable individual or cumulative occupational radiation exposure. The corporate restructuring would not affect non-radiological effluents of the facilities and would have no other environmental impact. Accordingly, NMPC requests that the Commission issue and publish a finding of no significant radiological environmental impact pursuant to 10 C.F.R. Sec. 51.31 and 51.35.


VIII. CONCLUSION

     Based upon the foregoing, NMPC respectfully requests that the Commission consent to the indirect transfer of control described herein. The common shareholders approved the reorganization on June 29, 1998. Approvals from the NYPSC, the SEC and FERC are anticipated by October 15, 1998. NMPC respectfully requests NRC action on this application by October 1, 1998.

                                          Respectfully submitted,

                                          NIAGARA MOHAWK POWER CORPORATION


                                          By:   /s/ John H. Mueller
                                               --------------------------------
                                               John H. Mueller
                                               Senior Vice-President and
                                                 Chief Nuclear Officer
                                               Niagara Mohawk Power Corporation
                                               300 Erie Boulevard West
                                               Syracuse, New York  13202
                                               [tel/fax nos.]


Dated: July 22, 1998

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                          NUCLEAR REGULATORY COMMISSION



NIAGARA MOHAWK POWER           )                 Docket Nos.

POWER CORPORATION              )                 Operating License Nos.




STATE OF NEW YORK              )

COUNTY OF ___________          )ss.:



                           AFFIDAVIT OF ______________


     _____________, being duly sworn, states that __ is the ______________ of Niagara Mohawk Power Corporation ("NMPC"); that __ is authorized on the part of NMPC to sign and file with the Nuclear Regulatory Commission the foregoing request; and that said request is true and correct to the best of ___ knowledge, information and belief.



                                             ----------------------------------


     SUBSCRIBED and SWORN to before me, a Notary Public, this __ day of _________, 1998.


                                                  --------------------------
                                                         Notary Public

My Commission Expires:

--------------------


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


                             EXHIBIT REFERENCE SHEET



EXHIBIT #           DESCRIPTION                         METHOD OF FILING
-------             -----------                         ----------------

  1        Form S-4 Registration Statement        Filed with the Securities and
           for Niagara Mohawk Holdings, Inc.      Exchange Commission on May 29,
           with Amendments dated May 29, 1998     1998

  2        Settlement Agreement                   Filed with Niagara Mohawk 8K,
                                                  October 17, 1997, Exhibit 99-1